Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President — Finance and Treasurer	Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408
LIZ CLAIBORNE INC. REPORTS 4th QUARTER AND FULL YEAR RESULTS
•	Records Non-cash Goodwill and Trademark Impairment Charges of $693 Million, Driving a Fiscal 2008 GAAP Loss per Share from Continuing Operations of ($8.69)

•	Reports Fiscal 2008 Adjusted EPS from Continuing Operations of $0.80

•	Reports Q4 Results from Continuing Operations
•	GAAP Loss per Share of ($8.36)

•	Adjusted EPS of ($0.04)
•	Generates Decreases in Inventory of 14% and Accounts Receivable of 23% Compared to Q4 2007

•	Reduces Total Debt to $744 Million, A $144 Million Decrease Compared to Q4 2007
New York, NY March 4, 2009 — Liz Claiborne Inc. (NYSE:LIZ) today announced earnings for the fourth quarter and full year 2008. For the fourth quarter of 2008 and on a GAAP basis, the loss per share from continuing operations was ($8.36) compared to a loss per share from continuing operations of ($4.34) for the fourth quarter of 2007. Adjusted loss per share from continuing operations for the fourth quarter of 2008 was ($0.04) compared to adjusted diluted earnings per share (“EPS”) from continuing operations of $0.26 for the fourth quarter of 2007. Net sales from continuing operations for the fourth quarter of 2008 were approximately $911 million, a decrease of $261 million, or 22.2%, from the comparable 2007 period, inclusive of a $112 million decrease associated with brands or certain brand activities that have been licensed, closed or exited and have not been presented as part of discontinued operations.
For the full year 2008, the loss per share from continuing operations was ($8.69) compared to a loss per share from continuing operations of ($3.68) for the full year 2007. Adjusted diluted EPS from continuing operations for the full year 2008 were $0.80 compared to adjusted diluted EPS from continuing operations of $1.20 for the full year 2007. Net sales from continuing operations for the full year 2008 were approximately $3.985 billion, a decrease of $457 million, or 10.3%, from the comparable 2007 period, inclusive of a $412 million decrease associated with brands or certain brand activities that have been licensed, closed or exited and have not been presented as part of discontinued operations.
The adjusted results for the fourth quarter and full year 2008 and 2007 exclude the impact of expenses incurred in connection with the Company’s streamlining and brand-exiting activities and non-cash goodwill and trademark impairment charges. The Company believes that the adjusted results for the fourth quarter and full year 2008 represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results.
William L. McComb, Chief Executive Officer of Liz Claiborne Inc., said: “We recorded non-cash goodwill impairment charges in the quarter of $382 million in our Domestic-Based Direct Brands segment. These charges were required under the application of the current accounting convention for impairment because our market capitalization declined to a level below our book value, despite the fact that these brands have strong cash flows and our belief that this portfolio has strong long- term growth potential in both sales and earnings. We do not believe our market capitalization today reflects the true long-term value of our company in spite of obvious risk and volatility in the short term resulting from current economic conditions. We also recorded a goodwill impairment charge of $301 million in our International-Based Direct Brands segment. This is also the result of the application of the impairment testing rules and conventions as well as declines in actual and projected segment performance and cash flows. These fourth quarter charges are in addition to the $10 million trademark impairment charges we recorded in the third quarter. None of these impairment charges has any impact on our business operations, cash flows or compliance with the financial covenants under our bank agreement.”
Mr. McComb continued: “Fourth quarter adjusted loss per share from continuing operations was ($0.04), within the pre-announced range provided on January 13th. The operating environment in the fourth quarter was extraordinarily difficult as consumer spending was further impacted by deteriorating economic conditions. As stated in our pre-announcement, our comparable store sales for Juicy Couture, Lucky Brand and Kate Spade were each in the negative mid-teens while Mexx’s comps were negative 12%. The highly promotional retail environment also negatively impacted margins in both our retail and wholesale businesses. We demonstrated exceptional balance sheet and cash flow management in the quarter as we paid down $175 million in bank debt, primarily driven by aggressive working capital management. We generated a 14% reduction in inventory and a 23% reduction in accounts receivable compared to last year, including the impact of brands sold, discontinued, or licensed. We also ended the year with total debt of $744 million, which is below the $750 to $775 million range we guided on our November 13th earnings call and $144 million less than at year-end 2007.”
Mr. McComb added, “We are very excited about last week’s announcement that we are broadening our successful sourcing relationship with Li & Fung. Li & Fung has unparalleled global reach and product expertise, making them the perfect partner to make our sourcing operation more efficient while allowing us to deliver high quality, more irresistible product to our retailers and consumers around the world. We expect Li & Fung to play a critical role in collaborating with us to drive gross margin improvement across our brands, beginning in the Holiday 2009 season.”
Mr. McComb concluded, “Given the lack of visibility caused by the highly uncertain environment, we are not providing full year 2009 EPS guidance. However, our 2009 plan assumes a retail environment similar to the fourth quarter of 2008, throughout 2009. This would produce comp store declines in the 15-25% range for all brands through the third quarter of 2009, with the fourth quarter reported comp flattening as we anniversary the sharp downturn that began in September 2008. In terms of adjusted operating profit, we anticipate a meaningful loss in the first quarter, with improvement in each successive quarter as the $70 million in cost reductions we announced in early February flow through over the balance of this year. This translates into a loss during the first half, and positive reported adjusted operating profit for the second half. In addition to the impact of the cost reductions, this plan assumes modest margin expansion in the second half of the year from improving sell through rates on the Liz Claiborne New York business, as well as adapted assortments, pricing and promotional strategies in all the brands. We are planning working capital, marketing, and other expenses assuming this retail trend. We are carefully managing our liquidity position and we are focused on maximizing our availability under our bank credit facility. In February, we received a $90 million federal tax refund and we also expect to receive $75 million in cash upon the closing of the Li & Fung transaction by the end of the first quarter, and will receive an additional $8 million to offset the restructuring expenses associated with the transaction.”
The Company will sponsor a conference call at 10:00 am EST today to discuss its results for the fourth quarter and full year 2008. The dial-in number is 1-888-694-4676 with pass code 86572775. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-K for the fiscal year 2008, filed with the Securities and Exchange Commission.
OPERATING SUMMARY
Beginning in the second quarter of 2007, we reported two segments: Direct Brands and Partnered Brands. During the fourth quarter of 2008, we re-examined our reportable segments and determined that the economic characteristics of our Mexx operating segment (in our former Direct Brands reportable segment) were no longer consistent with the other operating segments in our former Direct Brands reportable segment. Accordingly, we now present our reportable segments as follows:
•	Domestic-Based Direct Brands segment — consists of the specialty retail, outlet, wholesale apparel, wholesale non-apparel (including accessories, jewelry, and handbags), e-commerce and licensing operations of our three domestic retail-based operating segments: Juicy Couture, Kate Spade and Lucky Brand;

•	International-Based Direct Brands segment — consists of the specialty retail, outlet, concession, wholesale apparel, wholesale non-apparel (including accessories, jewelry and handbags), e-commerce and licensing operations of Mexx, our international retail-based operating segment; and

•	Partnered Brands segment — consists of one operating segment including the wholesale apparel, wholesale non-apparel, specialty retail, outlet, e-commerce and licensing operations of the Company’s wholesale-based brands.

The results of the Company’s former Emma James, Intuitions, J.H. Collectibles, Tapemeasure, C&C California, Laundry by Design, Prana, Narciso Rodriguez and Enyce brands in addition to the retail operations of the Company’s former Ellen Tracy brand and certain of the retail operations of the Sigrid Olsen brand are shown as discontinued operations.

In the second quarter of 2008, the Company entered into an exclusive long-term global licensing agreement for the manufacture, distribution and marketing of its fragrance brands. Although we believe this arrangement provides us the opportunity to realize profitable results, it will continue to negatively affect year over year net sales comparisons, as we now earn a royalty fee based on the sales of our fragrance products by Elizabeth Arden.

•	Net sales from continuing operations for the fourth quarter of 2008 were $911 million, a decrease of $261 million, or 22.2% from 2007, inclusive of a $112 million decrease associated with brands or certain brand activities that have been licensed, closed or exited and have not been presented as part of discontinued operations. The impact of changes in foreign currency exchange rates in our international businesses decreased net sales by approximately $38 million, or 3.3%, during the quarter. Net sales for our segments are provided below:
•	Domestic-Based Direct Brands segment net sales increased 11.1% in the fourth quarter to $350 million. Excluding the impact of licensing our fragrance operations in the second quarter of 2008, net sales increased 18.2%.

•	International-Based Direct Brands segment net sales decreased 28.7% in the fourth quarter to $238 million. Excluding the impact of changes in foreign currency exchange rates, net sales declined 19.2% compared to last year.

•	Partnered Brands segment net sales decreased $200 million, or 38.3%, in the fourth quarter to $322 million, inclusive of a $94 million decrease associated with brands or certain brand activities that have been licensed, closed or exited and have not been presented as part of discontinued operations.
•	Net sales for our Domestic-Based Direct Brands segment in the fourth quarter were as follows:
•	Juicy Couture — $172 million, a 1.7% increase compared to last year. Excluding the impact of licensing our fragrance operations in the second quarter of 2008, net sales increased 17.2%.

•	Lucky Brand — $138 million, a 20.5% increase compared to last year. Excluding the impact of licensing our fragrance operations in the second quarter of 2008, net sales increased 16.9%.

•	Kate Spade — $40 million, a 28.0% increase compared to last year.
•	Operating loss in the fourth quarter was ($716) million ((78.6)% of net sales), compared to an operating loss of ($537) million ((45.9)% of net sales) in 2007. Adjusted operating loss in the fourth quarter was ($7) million ((0.7)% of adjusted net sales), compared to adjusted operating income of $68 million (5.8% of adjusted net sales) in 2007. Operating losses for our business segments are provided below:
•	Domestic-Based Direct Brands segment operating loss in the fourth quarter was ($367) million ((104.9)% of net sales), compared to operating income of $46 million (14.7% of net sales) in 2007. Domestic-Based Direct Brands segment adjusted operating income in the fourth quarter was $26 million (7.3% of adjusted net sales), compared to $60 million (19.0% of adjusted net sales) in 2007.

•	International-Based Direct Brands segment operating loss in the fourth quarter was ($323) million ((135.3)% of net sales), compared to an operating loss of ($7) million ((2.2)% of net sales) in 2007. International-Based Direct Brands segment adjusted operating loss in the fourth quarter was ($12) million ((5.0)% of adjusted net sales), compared to adjusted operating income of $22 million (6.5% of adjusted net sales) in 2007.

•	Partnered Brands segment operating loss in the fourth quarter was ($26) million ((8.0)% of net sales), compared to an operating loss of ($576) million ((110.4)% of net sales) in 2007. Partnered Brands segment adjusted operating loss in the fourth quarter was ($21) million ((6.2)% of adjusted net sales), compared to an adjusted operating loss of ($14) million ((2.7)% of adjusted net sales) in 2007.
•	Expenses associated with our streamlining and brand-exiting activities were $26 million in the fourth quarter of 2008, compared to $130 million in the fourth quarter of 2007.

•	Inventories decreased 14% to $465 million compared to the fourth quarter of 2007, primarily due to aggressive liquidation of excess inventories across all brands and the year-over-year impact of decreases in our Partnered Brands segment, including the impact of brands sold, exited or licensed, partially offset by increases in our Domestic-Based Direct Brands segment. The impact of changes in foreign currency exchange rates decreased inventories by approximately $16 million, or 2.9% in the fourth quarter of 2008 compared to the fourth quarter of 2007.
•	Accounts receivable decreased $101 million, or 23%, in the fourth quarter of 2008 compared to the fourth quarter of 2007, primarily due to decreases in our Partnered Brands segment due to the impact of brands sold, exited or licensed and reduced sales in our Liz Claiborne brand and in our International-Based Direct Brands segment. The impact of changes in foreign currency exchange rates decreased accounts receivable by approximately $8 million, or 1.8%.
•	Cash flow from continuing operating activities for the last twelve months was $204 million.
•	We ended the quarter with $25 million in cash and with $744 million of debt outstanding. Our total debt to total capital ratio was 59.6% in the fourth quarter compared to 36.9% in 2007, primarily reflecting the impact of the non-cash goodwill impairment charges, capital expenditures and acquisition-related payments over the last 12 months.
FOURTH QUARTER RESULTS
Overall Results
Net sales from continuing operations for the fourth quarter of 2008 were $911 million, a decrease of $261 million, or 22.2% from the fourth quarter of 2007, primarily due to decreases in our Partnered Brands segment. Net sales were inclusive of a $112 million decrease associated with brands or certain brand activities that have been licensed, closed or exited and have not been presented as part of discontinued operations. The impact of changes in foreign currency exchange rates in our international businesses decreased net sales by approximately $38 million, or 3.3%, during the quarter.
Gross profit as a percent of net sales was 45.6% in 2008 compared to 45.3% in the fourth quarter of 2007, principally reflecting an increased proportion of sales from our Domestic-Based Direct Brands segment, which runs at a higher gross profit rate than the company average, partially offset by a decreased gross profit rate in our Domestic-Based Direct Brands and International-Based Direct Brands segments.
Selling, general & administrative expenses (“SG&A”) were $449 million, or 49.2% of net sales in 2008, compared to $594 million, or 50.7% of net sales in the fourth quarter of 2007, primarily reflecting the following:
•	a $45 million increase primarily associated with retail expansion in our Domestic-Based Direct Brands segment;

•	a $6 million decrease associated with our International-Based Direct Brands segment;

•	a $25 million decrease due to the impact of changes in foreign currency exchange rates in our international businesses;

•	a $42 million year over year decrease in expenses associated with our streamlining and brand-exiting activities; and

•	a $117 million decrease in Partnered Brands and corporate SG&A.
Goodwill impairment non-cash charges were recorded in 2008 in the amount of (i) $382 million in our Domestic-Based Direct Brands segment due to a decrease in the Company’s market capitalization below the Company’s book value and (ii) $301 million in our International-Based Direct Brands segment, reflecting a decrease in its fair value below its carrying value due to declines in the actual and projected performance and cash flows of the segment. In 2007, we recorded a non-cash impairment charge of $451 million related to goodwill in our Partnered Brands segment, reflecting a decrease in its fair value below its carrying value due to declines in the actual and projected performance and cash flows of the segment.
Operating loss was ($716) million ((78.6)% of net sales) in the fourth quarter of 2008 compared to an operating loss of ($537) million ((45.9)% of net sales) in the fourth quarter of 2007. Adjusted operating loss in the fourth quarter was ($7) million ((0.7)% of adjusted net sales) compared to adjusted operating income of $68 million (5.8% of adjusted net sales) in 2007. The impact of changes in foreign currency exchange rates in our international businesses reduced operating loss by $4 million during the quarter.
Income taxes increased by $185 million to a tax expense of $49 million in the fourth quarter of 2008 compared to a tax benefit of $136 million in the fourth quarter of 2007. The income tax expense in 2008 reflects the establishment of valuation allowances for substantially all deferred tax assets during 2008. The income tax benefit rate for 2007 reflects the non-deductibility of a significant portion of the goodwill impairment charges in our Partnered Brands segment.
Loss from continuing operations in the fourth quarter of 2008 was ($783) million, or ($8.36) per share, compared to a loss from continuing operations in the fourth quarter of 2007 of ($416) million, or ($4.34) per share. Adjusted loss per share from continuing operations in the fourth quarter of 2008 was ($0.04) compared to adjusted diluted EPS from continuing operations of $0.26 in the fourth quarter of 2007.
Net loss in the fourth quarter of 2008 was ($829) million, inclusive of losses related to discontinued operations of ($46) million, compared to a net loss of ($436) million, inclusive of losses related to discontinued operations of ($20) million, in the fourth quarter of 2007. Loss per share was ($8.85) in the fourth quarter of 2008 compared to a loss per share of ($4.55) in the fourth quarter of 2007.
Segment Highlights
Domestic-Based Direct Brands
Net sales in our Domestic-Based Direct Brands segment in the fourth quarter were $350 million, increasing $35 million, or 11.1%. Excluding the impact of licensing our fragrance operations in the second quarter of 2008, net sales increased 18.2%.
Net sales for Juicy Couture were $172 million, a 1.7% increase compared to 2007. Excluding the impact of licensing our fragrance operations in the second quarter of 2008, net sales increased 17.2%, primarily driven by increases in specialty retail and outlet, reflecting an increased number of stores in 2008.
•	We ended the quarter with 62 specialty stores and 33 outlet stores, reflecting the net addition over the last 12 months of 25 specialty stores and 18 outlet stores;

•	Average retail square footage in the fourth quarter was approximately 298 thousand square feet, a 94% increase compared to 2007;

•	Sales per square foot for comparable stores for the latest twelve months were $1,018; and

•	Comparable store sales decreased 15% in the fourth quarter.
Net sales for Lucky Brand were $138 million, a 20.5% increase compared to 2007. Excluding the impact of licensing our fragrance operations in the second quarter of 2008, net sales increased 16.9%, primarily driven by increases in wholesale apparel, wholesale non-apparel and outlet.

•	We ended the quarter with 193 specialty stores and 39 outlet stores, reflecting the net addition over the last 12 months of 22 specialty stores and 24 outlet stores;

•	Average retail square footage in the fourth quarter was approximately 558 thousand square feet, a 31% increase compared to 2007;

•	Sales per square foot for comparable stores for the latest twelve months were $575; and

•	Comparable store sales decreased 14% in the fourth quarter.
Net sales for Kate Spade were $40 million, a 28.0% increase compared to 2007, primarily driven by increases in specialty retail and outlet, reflecting an increased number of stores in 2008.
•	We ended the quarter with 48 specialty stores and 28 outlet stores, reflecting the net addition over the last 12 months of 22 specialty stores and 15 outlet stores;

•	Average retail square footage in the fourth quarter was approximately 141 thousand square feet, a 93% increase compared to 2007;

•	Sales per square foot for comparable stores for the latest twelve months were $753; and

•	Comparable store sales decreased 14% in the fourth quarter.
Domestic-Based Direct Brands segment operating loss in the fourth quarter was ($367) million ((104.9)% of net sales), compared to operating profit of $46 million (14.7% of net sales) in 2007. Domestic-Based Direct Brands segment adjusted operating income in the fourth quarter was $26 million (7.3% of adjusted net sales), compared to $60 million (19.0% of adjusted net sales) in 2007.
International-Based Direct Brands
Net sales for Mexx were $238 million, a 28.7% decrease compared to 2007. Excluding the impact of changes in foreign currency exchange rates, net sales for Mexx decreased 19.2% compared to last year.
•	We ended the quarter with 136 specialty stores, 100 outlets and 241 concessions, reflecting the net addition over the last 12 months of 15 outlet stores and the net closure of 2 specialty stores and 62 concessions;

•	Average retail square footage in the fourth quarter was approximately 1.446 million square feet, a 6% increase compared to 2007;

•	Sales per square foot for comparable stores for the latest twelve months were $391; and

•	Comparable store sales decreased 12% in the fourth quarter, reflecting decreases in our Mexx Europe and Mexx Canada businesses.
International-Based Direct Brands segment operating loss in the fourth quarter was ($323) million ((135.3)% of net sales), compared to an operating loss of ($7) million ((2.2)% of net sales) in 2007. International-Based Direct Brands segment adjusted operating loss in the fourth quarter was ($12) million ((5.0)% of adjusted net sales), compared to operating income of $22 million (6.5% of adjusted net sales) in 2007.
Partnered Brands
Net sales from continuing operations in our Partnered Brands segment decreased $200 million, or 38.3%, in the fourth quarter to $322 million.
The $200 million decrease in net sales in our Partnered Brands segment was primarily due to the $94 million decrease associated with brands or certain brand activities that have been licensed, closed or exited and have not been presented as part of discontinued operations in addition to decreases in our Liz Claiborne, Claiborne, licensed DKNY® and Monet brands.

Partnered Brands segment operating loss in the fourth quarter was ($26) million ((8.0)% of net sales), compared to an operating loss of ($576) million ((110.4)% of net sales) in 2007. Partnered Brands segment adjusted operating loss in the fourth quarter was ($21) million ((6.2)% of adjusted net sales), compared to ($14) million ((2.7)% of adjusted net sales) in 2007.
FULL YEAR RESULTS
Overall Results
Net sales for the full year 2008 were $3.985 billion, a decrease of $457 million, or 10.3%, from the full year 2007, primarily due to decreases in our Partnered Brands segment, offset by increases in our Domestic-Based Direct Brands segment. Net sales were inclusive of a $412 million decrease associated with brands or certain brand activities that have been licensed, closed or exited and have not been presented as part of discontinued operations. The impact of changes in foreign currency exchange rates in our international businesses increased net sales by approximately $81 million, or 1.8%, in the full year 2008.
Net sales for our Domestic-Based Direct Brands segment in the full year 2008 were as follows:
•	Juicy Couture — $605 million, a 22.4% increase compared to last year. Excluding the impact of licensing our fragrance operations in the second quarter of 2008, net sales increased 29.2%.

•	Lucky Brand — $477 million, a 13.1% increase compared to last year. Excluding the impact of licensing our fragrance operations in the second quarter of 2008, net sales increased 16.9%.

•	Kate Spade — $126 million, a 39.3% increase compared to last year.
Net sales for our International-Based Direct Brands segment in the full year 2008 were as follows:
•	Mexx — $1.203 billion, a 3.9% decrease compared to last year. Excluding the impact of changes in foreign currency exchange rates, net sales for Mexx decreased 9.7% compared to last year.
Trademark impairment non-cash charges of $10 million were recorded in 2008 related to the Villager, Crazy Horse and Russ trademark due to our exit of these brands. In 2007, we recorded a $36 million non-cash charge resulting from the impairment of the Ellen Tracy trademark due to decreases in sales projections.
Goodwill impairment non-cash charges were recorded in 2008 in the amount of (i) $382 million in our Domestic-Based Direct Brands segment due to a decrease in the Company’s market capitalization below the Company’s book value and (ii) $301 million in our International-Based Direct Brands segment, reflecting a decrease in its fair value below its carrying value due to declines in the actual and projected performance and cash flows of the segment. In 2007, we recorded a non-cash impairment charge of $451 million related to goodwill in our Partnered Brands segment, reflecting a decrease in its fair value below its carrying value due to declines in the actual and projected performance and cash flows of the segment.
Operating loss was ($734) million ((18.4)% of net sales) in the full year 2008 compared to an operating loss of ($420) million ((9.4)% of net sales) in 2007. Adjusted operating income in the full year 2008 was $130 million (3.3% of adjusted net sales) compared to $260 million (5.9% of adjusted net sales) in 2007. The impact of changes in foreign currency exchange rates in our international businesses reduced operating loss by approximately $6 million in the full year 2008.
Domestic-Based Direct Brands segment operating loss in the full year 2008 was ($331) million ((27.5)% of net sales) compared to operating income of $131 million (13.0% of net sales) in 2007. Domestic-Based Direct Brands segment adjusted operating income in the full year 2008 was $77 million (6.3% of adjusted net sales) compared to $145 million (14.4% of adjusted net sales) in 2007.
International-Based Direct Brands segment operating loss in the full year 2008 was ($284) million ((23.6)% of net sales) compared to operating profit of $75 million (6.0% of net sales) in 2007. International-Based Direct Brands segment adjusted operating income in the full year 2008 was $56 million (4.7% of adjusted net sales) compared to $118 million (9.4% of adjusted net sales) in 2007.
Partnered Brands segment operating loss in the full year 2008 was ($119) million ((7.5)% of net sales) compared to an operating loss of ($625) million ((28.6)% of net sales) in 2007. Partnered Brands segment adjusted operating loss in the full year 2008 was ($3) million ((0.2)% of adjusted net sales) compared to an adjusted operating loss of ($3) million ((0.1)% of adjusted net sales) in 2007.
Income taxes in full year 2008 increased by $125 million to a tax expense of $25 million compared to a tax benefit of $100 million in 2007. The income tax expense in 2008 reflects the establishment of valuation allowances for substantially all deferred tax assets. The income tax benefit rate for 2007 reflects the non-deductibility of a significant portion of the goodwill impairment charges in our Partnered Brands segment.
Loss from continuing operations in the full year 2008 was ($814) million, or ($8.69) per share, compared to a loss from continuing operations in the full year 2007 of ($366) million, or ($3.68) per share. Adjusted diluted EPS from continuing operations in the full year 2008 were $0.80 compared to adjusted diluted EPS from continuing operations of $1.20 in the full year 2007.
Net loss in the full year 2008 was ($952) million, inclusive of losses related to discontinued operations of ($138) million, compared to a net loss of ($373) million, inclusive of losses related to discontinued operations of ($6) million, in 2007. Loss per share was ($10.17) in the full year 2008 compared to a loss per share of ($3.74) in 2007.
About Liz Claiborne Inc.
Liz Claiborne Inc. designs and markets a global portfolio of retail-based premium brands including Kate Spade, Juicy Couture, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Liz Claiborne and Monet families of brands, Kensie, Kensiegirl, Mac & Jac, and the licensed DKNY® Jeans Group. For more information visit www.lizclaiborneinc.com.
Forward-Looking Statement
Statements contained herein that relate to the Company’s future performance, financial condition, liquidity or business or any future event are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “project,” “expect,” “we believe,” “we are optimistic that we can,”

“current visibility indicates that we forecast” or “currently envisions” and similar phrases. Such statements are based on current expectations only, are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some risks and uncertainties involve factors beyond the Company’s control. Among the risks and uncertainties are the following:
•	our ability to continue to have the liquidity necessary, through cash flows from operations and availability under our amended and extended credit facility, which may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to comply with the financial and other covenants included in our amended and extended credit facility and the borrowing availability under our amended and extended credit facility which is determined primarily by the level of our eligible accounts receivable and inventory balances;

•	general economic conditions in the United States and the rest of the world;

•	lower levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours;

•	continued restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed;

•	changes in the cost of raw materials, labor, advertising and transportation;

•	our dependence on a limited number of large U.S. department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers;

•	our ability to successfully implement our long-term strategic plans;

•	our ability to affect a turnaround of our Mexx Europe business;

•	our ability to respond to constantly changing consumer demands and tastes and fashion trends, across multiple product lines, shopping channels and geographies;

•	our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees, both union and non-union;

•	our ability to adequately establish, defend and protect our trademarks and other proprietary rights;

•	our ability to successfully develop or acquire new product lines or enter new markets or product categories, and risks related to such new lines, markets or categories, including the risks associated with our sales of Liz & Co. and Concepts by Claiborne outside of better department stores and risks associated with our Liz Claiborne and Claiborne brands association with known designers and retailer and consumer acceptance of the resulting products;

•	the impact of the highly competitive nature of the markets within which we operate, both within the United States and abroad;

•	our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices;

•	risks associated with the recently announced agreement with Li & Fung, which results in a single foreign buying agent for substantially all of our products;

•	our international operations are subject to a variety of legal, regulatory, political and economic risks, including risks relating to the importation and exportation of product;

•	our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products but litigation and political activity seeking to re-impose quota have been initiated;

•	our exposure to domestic and foreign currency fluctuations;
and such other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices and such other factors as are set forth in the Company’s in the Company’s 2008 Annual Report on Form 10-K, including under the caption “Item 1A-Risk Factors”, which is being filed today with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per common share data)

	Three Months Ended		Three Months Ended
	January 3, 2009	% of	December 29, 2007	% of
	(13 weeks)	Sales	(13 weeks)	Sales
Net Sales	$911,173	100.0%	$1,171,816	100.0%
Cost of goods sold	495,288	54.4%	640,509	54.7%

Gross Profit	415,885	45.6%	531,307	45.3%
Selling, general & administrative expenses	448,683	49.2%	593,909	50.7%
Trademark impairment	—	—	24,000	2.0%
Goodwill impairment	683,071	75.0%	450,819	38.5%

Operating Loss	(715,869)	(78.6)%	(537,421)	(45.9)%
Other expense, net	(3,749)	(0.4)%	(2,546)	(0.2)%
Interest expense, net	(14,366)	(1.6)%	(12,101)	(1.0)%

Loss Before Provision (Benefit) for Income Taxes	(733,984)	(80.6)%	(552,068)	(47.1)%
Provision (benefit) for income taxes	48,567	5.3%	(136,392)	(11.6)%

Loss from Continuing Operations	(782,551)	(85.9)%	(415,676)	(35.5)%
Loss from discontinued operations, net of tax	(19,848)		(15,197)
Loss on disposal of discontinued operations, net of tax	(26,503)		(4,805)

Net Loss	$(828,902)		$(435,678)

Earnings per Share:
Basic
Loss from Continuing Operations	$(8.36)		$(4.34)
Loss from Discontinued Operations	(0.21)		(0.16)
Loss on Disposal of Discontinued Operations	(0.28)		(0.05)

Net Loss	$(8.85)		$(4.55)

Diluted
Loss from Continuing Operations	$(8.36)		$(4.34)
Loss from Discontinued Operations	(0.21)		(0.16)
Loss on Disposal of Discontinued Operations	(0.28)		(0.05)

Net Loss	$(8.85)		$(4.55)

Weighted Average Shares, Basic (1)	93,646		95,747
Weighted Average Shares, Diluted (1)	93,646		95,747

Supplemental Information:
Dividends Paid per Common Share (Rounded to the nearest penny)	$0.06		$0.06

(1)	Because the Company incurred a loss from continuing operations in 2008 and 2007, all outstanding stock options and restricted shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per common share data)

	Twelve Months Ended		Twelve Months Ended
	January 3, 2009	% of	December 29, 2007	% of
	(53 weeks)	Sales	(52 weeks)	Sales
Net Sales	$3,984,946	100.0%	$4,441,715	100.0%
Cost of goods sold	2,081,646	52.2%	2,330,990	52.5%

Gross Profit	1,903,300	47.8%	2,110,725	47.5%
Selling, general & administrative expenses	1,943,963	48.8%	2,043,106	46.0%
Trademark impairment	10,046	0.3%	36,300	0.8%
Goodwill impairment	683,071	17.1%	450,819	10.1%

Operating Loss	(733,780)	(18.4)%	(419,500)	(9.4)%
Other expense, net	(6,624)	(0.2)%	(4,459)	(0.1)%
Interest expense, net	(48,288)	(1.2)%	(42,188)	(0.9)%

Loss Before Provision (Benefit) for Income Taxes	(788,692)	(19.8)%	(466,147)	(10.5)%
Provision (benefit) for income taxes	24,875	0.6%	(99,744)	(2.2)%

Loss from Continuing Operations	(813,567)	(20.4)%	(366,403)	(8.2)%
(Loss) income from discontinued operations, net of tax	(46,638)		878
Loss on disposal of discontinued operations, net of tax	(91,606)		(7,273)

Net Loss	$(951,811)		$(372,798)

Earnings per Share:
Basic
Loss from Continuing Operations	$(8.69)		$(3.68)
(Loss) Income from Discontinued Operations	(0.50)		0.01
Loss on Disposal of Discontinued Operations	(0.98)		(0.07)

Net Loss	$(10.17)		$(3.74)

Diluted
Loss from Continuing Operations	$(8.69)		$(3.68)
(Loss) Income from Discontinued Operations	(0.50)		0.01
Loss on Disposal of Discontinued Operations	(0.98)		(0.07)

Net Loss	$(10.17)		$(3.74)

Weighted Average Shares, Basic (1)	93,606		99,800
Weighted Average Shares, Diluted (1)	93,606		99,800

Supplemental Information:
Dividends Paid per Common Share (Rounded to the nearest penny)	$0.23		$0.23

(1)	Because the Company incurred a loss from continuing operations in 2008 and 2007, all outstanding stock options and restricted shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
CONSOLIDATED BALANCE SHEETS
(All amounts in thousands)

	January 3, 2009	December 29, 2007
Assets
Current Assets:
Cash and cash equivalents	$25,431	$205,401
Accounts receivable — trade, net	339,158	440,160
Inventories, net	464,619	540,807
Deferred income taxes	6,816	103,288
Other current assets	223,379	209,853
Assets held for sale	—	65,332

Total current assets	1,059,403	1,564,841

Property and Equipment, Net	572,428	580,733
Goodwill and Intangibles, Net	251,267	1,024,971
Deferred Income Taxes	2,200	75,445
Other Assets	20,154	22,477

Total Assets	$1,905,452	$3,268,467

Liabilities and Stockholders’ Equity
Current Liabilities:
Short-term borrowings	$110,219	$50,828
Other current liabilities	517,010	719,557

Total current liabilities	627,229	770,385

Long-Term Debt	633,420	836,883
Other Non-Current Liabilities	98,786	140,764
Deferred Income Taxes	38,358	1,111
Minority Interest	4,012	3,760
Stockholders’ Equity	503,647	1,515,564

Total Liabilities and Stockholders’ Equity	$1,905,452	$3,268,467

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands)

	Twelve Months Ended
	January 3, 2009	December 29, 2007
	(53 Weeks)	(52 Weeks)

Cash Flows from Operating Activities:
Net loss	$(951,811)	$(372,798)
Adjustments to arrive at loss from continuing operations	138,244	6,395

Loss from continuing operations	(813,567)	(366,403)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	158,086	156,570
Impairment of goodwill and trademarks	693,117	487,119
Streamlining initiative and other asset write-downs	15,850	5,136
Loss on asset disposals, net	5,789	26,142
Deferred income taxes	174,596	(143,454)
Share-based compensation	8,309	19,114
Tax benefit on exercise of stock options	7	3,492
Gain on sale of securities	—	(364)
Other, net	291	(558)
Changes in assets and liabilities, exclusive of acquisitions:
Decrease in accounts receivable — trade, net	87,583	76,117
Decrease in inventories, net	49,566	48,397
Decrease in other current and non-current assets	16,124	9,106
Decrease in accounts payable	(2,771)	(57,626)
(Decrease) increase in accrued expenses	(60,934)	19,770
Decrease in income taxes payable	(127,807)	(25,130)
Net cash (used in) provided by operating activities of discontinued operations	(45,878)	16,448

Net cash provided by operating activities	158,361	273,876

Cash Flows from Investing Activities:
Proceeds from sales of securities	—	9,616
Proceeds from sales of property and equipment	19,831	1,410
Purchases of property and equipment	(184,260)	(172,499)
Proceeds from disposition	21,252	—
Payments for purchases of businesses	(100,403)	(34,314)
Payments for in-store merchandise shops	(9,983)	(7,357)
Other, net	(348)	1,064
Net cash provided by (used in) investing activities of discontinued operations	65,269	(17,776)

Net cash used in investing activities	(188,642)	(219,856)

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(All amounts in thousands)

	Twelve Months Ended
	January 3, 2009	December 29, 2007
	(53 Weeks)	(52 Weeks)

Cash Flows from Financing Activities:
Short-term borrowings, net	(113,543)	329,651
Principal payments under capital lease obligations	(4,178)	(6,368)
Commercial paper, net	—	(82,075)
Proceeds from exercise of common stock options	70	43,262
Purchase of common stock	—	(300,488)
Dividends paid	(20,938)	(22,541)
Excess tax benefits related to stock options	—	2,507
Other, net	(3,119)	(1,137)

Net cash used in financing activities	(141,708)	(37,189)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(7,981)	2,925
Net Change in Cash and Cash Equivalents	(179,970)	19,756
Cash and Cash Equivalents at Beginning of Year	205,401	185,645

Cash and Cash Equivalents at End of Year	$25,431	$205,401

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All amounts in thousands)

	Three Months Ended		Three Months Ended
	January 3, 2009	% to	December 29, 2007	% to
	(13 weeks)	Total	(13 weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$350,322	38.4%	$315,189	26.9%
International-Based Direct Brands	238,443	26.2%	334,309	28.5%
Partnered Brands	322,408	35.4%	522,318	44.6%

Total Net Sales	$911,173	100.0%	$1,171,816	100.0%

	Three Months Ended		Three Months Ended
	January 3, 2009	% to	December 29, 2007	% to
	(13 weeks)	Sales	(13 weeks)	Sales
OPERATING (LOSS) INCOME:
Domestic-Based Direct Brands (a)	$(367,398)	(104.9)%	$46,481	14.7%
International-Based Direct Brands (b)	(322,642)	(135.3)%	(7,423)	(2.2)%
Partnered Brands (c)(d)	(25,829)	(8.0)%	(576,479)	(110.4)%

Total Operating Loss	$(715,869)	(78.6)%	$(537,421)	(45.9)%

	Three Months Ended		Three Months Ended
	January 3, 2009	% to	December 29, 2007	% to
	(13 weeks)	Total	(13 weeks)	Total
NET SALES:
Domestic	$630,203	69.2%	$777,570	66.4%
International	280,970	30.8%	394,246	33.6%

Total Net Sales	$911,173	100.0%	$1,171,816	100.0%

	Three Months Ended		Three Months Ended
	January 3, 2009	% to	December 29, 2007	% to
	(13 weeks)	Sales	(13 weeks)	Sales
OPERATING LOSS:
Domestic	$(385,181)	(61.1)%	$(519,586)	(66.8)%
International	(330,688)	(117.7)%	(17,835)	(4.5)%

Total Operating Loss	$(715,869)	(78.6)%	$(537,421)	(45.9)%

(a)	For 2008, the Domestic-Based Direct Brands segment operating loss includes a non-cash goodwill impairment charge of $382.4 million and charges totaling $10.6 million related to streamlining initiatives and brand-exiting activities. See the tables entitled “Reconciliation of Non-GAAP Financial Information” for further information.

(b)	For 2008, the International-Based Direct Brands segment operating loss includes a non-cash goodwill impairment charge of $300.7 and charges totaling $10.0 million related to streamlining and brand-exiting activites. See the tables entitled “Reconciliation of Non-GAAP Financial Information” for further information.

(c)	For 2008, the Partnered Brands segment operating loss includes charges totaling $5.3 million related to streamlining and brand-exiting activities, including a $14.3 million gain related to the sale of a former distribution center.

(d)	For 2007, the Partnered Brands segment operating loss includes non-cash impairment charges of $450.8 million related to goodwill and $24.0 million related to the Company’s former Ellen Tracy trademark and charges totaling $87.7 million related to streamlining and brand-exiting activities. See the tables entitled “Reconciliation of Non-GAAP Financial Information” for further information.

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All amounts in thousands)

	Twelve Months Ended		Twelve Months Ended
	January 3, 2009	% to	December 29, 2007	% to
	(53 weeks)	Total	(52 weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$1,207,400	30.3%	$1,005,927	22.6%
International-Based Direct Brands	1,202,900	30.2%	1,251,946	28.2%
Partnered Brands	1,574,646	39.5%	2,183,842	49.2%

Total Net Sales	$3,984,946	100.0%	$4,441,715	100.0%

	Twelve Months Ended		Twelve Months Ended
	January 3, 2009	% to	December 29, 2007	% to
	(53 weeks)	Sales	(52 weeks)	Sales
OPERATING (LOSS) INCOME:
Domestic-Based Direct Brands (a)	$(331,456)	(27.5)%	$130,834	13.0%
International-Based Direct Brands (b)	(283,600)	(23.6)%	75,094	6.0%
Partnered Brands (c)(d)	(118,724)	(7.5)%	(625,428)	(28.6)%

Total Operating Loss	$(733,780)	(18.4)%	$(419,500)	(9.4)%

	Twelve Months Ended		Twelve Months Ended
	January 3, 2009	% to	December 29, 2007	% to
	(53 weeks)	Total	(52 weeks)	Total
NET SALES:
Domestic	$2,570,253	64.5%	$2,962,443	66.7%
International	1,414,693	35.5%	1,479,272	33.3%

Total Net Sales	$3,984,946	100.0%	$4,441,715	100.0%

	Twelve Months Ended		Twelve Months Ended
	January 3, 2009	% to	December 29, 2007	% to
	(53 weeks)	Sales	(52 weeks)	Sales
OPERATING (LOSS) INCOME:
Domestic	$(440,002)	(17.1)%	$(468,531)	(15.8)%
International	(293,778)	(20.8)%	49,031	3.3%

Total Operating Loss	$(733,780)	(18.4)%	$(419,500)	(9.4)%

(a)	For 2008, the Domestic-Based Direct Brands segment operating loss includes a non-cash goodwill impairment charge of $382.4 million and charges totaling $25.8 million related to streamlining and brand-exiting activities. See the tables entitled “Reconciliation of Non-GAAP Financial Information” for further information.

(b)	For 2008, the International-Based Direct Brands segment operating loss includes a non-cash goodwill impairment charge of $300.7 million and charges totaling $38.7 million related to streamlining and brand-exiting activities. See the tables entitled “Reconciliation of Non-GAAP Financial Information” for further information.

(c)	For 2008, the Partnered Brands segment operating loss includes a non-cash trademark impairment charge of $10.0 million to reduce the value of the Villager, Crazy Horse and Russ trademark to its estimated fair value and charges totaling $105.9 million related to streamlining and brand-exiting activities, including a $14.3 million gain related to the sale of a former distribution center.

(d)	For 2007, the Partnered Brands segment operating loss includes non-cash impairment charges of $450.8 million related to goodwill and $36.3 million related to the Company’s former Ellen Tracy trademark and charges totaling $135.6 million related to streamlining and brand-exiting activities. See the tables entitled “Reconciliation of Non-GAAP Financial Information” for further information.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands, except per common share data)
(Unaudited)
The following tables provide reconciliations of Loss from Continuing Operations to (Loss) Income from Continuing Operations Excluding Streamlining Initiatives and Brand-Exiting Activities and Trademark and Goodwill Impairment and of Operating Loss to (Loss) Income from Continuing Operations Excluding Streamlining Initiatives and Brand-Exiting Activities and Trademark and Goodwill Impairment.

	Three Months Ended		Twelve Months Ended
	January 3, 2009	December 29, 2007	January 3, 2009	December 29, 2007
	(13 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Loss from Continuing Operations	$(782,551)	$(415,676)	$(813,567)	$(366,403)
Streamlining initiatives and brand-exiting activities (a)(b)	25,927	130,231	170,397	191,992
Trademark impairment (a)(c)	—	24,000	10,046	36,300
Goodwill impairment (a)(d)	683,071	450,819	683,071	450,819
Benefit (provision) for income taxes	70,147	(164,759)	24,630	(191,734)

(Loss) Income from Continuing Operations Excluding Streamlining Initiatives and Brand-Exiting Activities and Trademark and Goodwill Impairment	$(3,406)	$24,615	$74,577	$120,974

Operating Loss	$(715,869)	$(537,421)	$(733,780)	$(419,500)
Streamlining initiatives and brand-exiting activities (a)(b)	25,927	130,231	170,397	191,992
Trademark impairment (a)(c)	—	24,000	10,046	36,300
Goodwill impairment (a)(d)	683,071	450,819	683,071	450,819

Operating (Loss) Income Excluding Streamlining Initiatives and Brand-Exiting Activities and Trademark and Goodwill Impairment	(6,871)	67,629	129,734	259,611

Interest expense, net	14,366	12,101	48,288	42,188
Other expense, net	3,749	2,546	6,624	4,459
Benefit (provision) for income taxes	21,580	(28,367)	(245)	(91,990)

(Loss) Income from Continuing Operations Excluding Streamlining Initiatives and Brand-Exiting Activities and Trademark and Goodwill Impairment	$(3,406)	$24,615	$74,577	$120,974

Basic Earnings per Common Share from Continuing Operations Excluding Streamlining Initiatives and Brand-Exiting Activities and Trademark and Goodwill Impairment	$(0.04)	$0.26	$0.80	$1.21

Diluted Earnings per Common Share from Continuing Operations Excluding Streamlining Initiatives and Brand-Exiting Activities and Trademark and Goodwill Impairment (e)	$(0.04)	$0.26	$0.80	$1.20

(a)	The charges recorded in 2008 do not result in a tax benefit as the Company recorded valuation allowances for substantially all deferred tax assets during the fourth quarter of 2008. Accordingly, the pre-tax and after-tax amounts of such charges are equal.

(b)	During the three and twelve months ended January 3, 2009 and December 29, 2007, the Company recorded expenses related to its streamlining initiatives and brand-exiting activities as follows:

	Three Months Ended		Twelve Months Ended
	January 3, 2009	December 29, 2007	January 3, 2009	December 29, 2007
	(13 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Payroll, lease terminations and asset write-downs	$29,199	$61,254	$111,811	$109,952
Store closure and other costs	(3,272)	68,977	58,586	82,040

	$25,927	$130,231	$170,397	$191,992

(c)	During the twelve months ended January 3, 2009, the Company recorded a non-cash trademark impairment charge of $10.0 million ($0.11 per share) to reduce the value of the Villager, Crazy Horse and Russ trademark to its fair value. During the three and twelve months ended December 29, 2007, the Company recorded non-cash trademark impairment charges of $24.0 million ($14.5 million after tax, or $0.15 per share) and $36.3 million ($22.0 million after tax, or $0.22 per share), respectively, related to the Ellen Tracy trademark. These impairment charges were recorded as a result of declines in future anticipated cash flows of the respective brands.

(d)	During the three and twelve months ended January 3, 2009, the Company recorded a non-cash impairment charge of $300.7 million ($3.21 per share) related to goodwill previously recorded in its International-Based Direct Brands segment and $382.4 million ($4.08 per share) related to goodwill previously recorded in its Domestic-Based Direct Brands segment. During the three and twelve months ended December 29, 2007, the Company recorded a pre-tax non-cash impairment charge of $450.8 million ($343.1 million net of tax, or $3.58 and $3.44 per share for the three and twelve months then ended, respectively) related to the goodwill previously recorded within the Partnered Brands segment. The goodwill impairment charges related to the Company’s International-Based Direct Brands segment and Partnered Brands segment were recorded as a result of the declines in the respective segments’ fair value below carrying value due to declines in the actual and projected performance and cash flows of the segment. The goodwill impairment charge related to the Company’s Domestic-Based Direct Brands segment was recorded as a result of the decrease in the Company’s market capitalization below the Company’s book value.

(e)	As the Company incurred a loss from continuing operations excluding streamlining initiatives and brand-exiting activities and trademark and goodwill impairment for the three months ended January 3, 2009, all oustanding restricted shares and stock options are antidilutive for such period. As such, basic and diluted weighted average shares outsanding are the number of basic shares and diluted shares are equal for such period. Diluted earnings per share for the twelve months ended January 3, 2009 is based on 93,800 weighted average shares outstanding. Diluted earnings per share for the three and twelve months ended December 29, 2007 is based on 96,326 and 100,742 weighted average shares outstaniding, respectively.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following tables provide reconciliations of Net Sales to Adjusted Net Sales, which excludes Store Closure and Brand-Exiting Activities and of Operating (Loss) Income to Adjusted Operating Income (Loss), which excludes Streamlining Initiatives and Brand-Exiting Activities and Trademark and Goodwill Impairment.

	Three Months Ended
	January 3, 2009 (13 weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$350,322	$238,443	$322,408	$911,173
Store Closure and Brand-Exiting Activities	2,711	(80)	7,780	10,411

Adjusted Net Sales	$353,033	$238,363	$330,188	$921,584

Operating Loss:
As Reported	$(367,398)	$(322,642)	$(25,829)	$(715,869)
Goodwill Impairment	382,353	300,718	—	683,071
Streamlining Initiatives and Brand-Exiting Activities	10,640	10,032	5,255	25,927

Adjusted Operating Income (Loss)	$25,595	$(11,892)	$(20,574)	$(6,871)

% of Adjusted Net Sales	7.3%	(5.0)%	(6.2)%	(0.7)%

	Three Months Ended
	December 29, 2007 (13 weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$315,189	$334,309	$522,318	$1,171,816
Store Closure and Brand-Exiting Activities	—	—	(221)	(221)

Adjusted Net Sales	$315,189	$334,309	$522,097	$1,171,595

Operating Income (Loss):
As Reported	$46,481	$(7,423)	$(576,479)	$(537,421)
Trademark Impairment	—	—	24,000	24,000
Goodwill Impairment	—	—	450,819	450,819
Streamlining Initiatives and Brand-Exiting Activities	13,302	29,268	87,661	130,231

Adjusted Operating Income (Loss)	$59,783	$21,845	$(13,999)	$67,629

% of Adjusted Net Sales	19.0%	6.5%	(2.7)%	5.8%

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following tables provide reconciliations of Net Sales to Adjusted Net Sales, which excludes Store Closure and Brand-Exiting Activities and of Operating (Loss) Income to Adjusted Operating Income (Loss), which excludes Streamlining Initiatives and Brand-Exiting Activities and Trademark and Goodwill Impairment.

	Twelve Months Ended
	January 3, 2009 (53 weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$1,207,400	$1,202,900	$1,574,646	$3,984,946
Store Closure and Brand-Exiting Activities	3,133	(8,054)	(12,972)	(17,893)

Adjusted Net Sales	$1,210,533	$1,194,846	$1,561,674	$3,967,053

Operating Loss:
As Reported	$(331,456)	$(283,600)	$(118,724)	$(733,780)
Trademark Impairment	—	—	10,046	10,046
Goodwill Impairment	382,353	300,718	—	683,071
Streamlining Initiatives and Brand-Exiting Activities	25,827	38,714	105,856	170,397

Adjusted Operating Income (Loss)	$76,724	$55,832	$(2,822)	$129,734

% of Adjusted Net Sales	6.3%	4.7%	(0.2)%	3.3%

	Twelve Months Ended
	December 29, 2007 (52 weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$1,005,927	$1,251,946	$2,183,842	$4,441,715
Store Closure and Brand-Exiting Activities	—	—	(13,180)	(13,180)

Adjusted Net Sales	$1,005,927	$1,251,946	$2,170,662	$4,428,535

Operating Income (Loss):
As Reported	$130,834	$75,094	$(625,428)	$(419,500)
Trademark Impairment	—	—	36,300	36,300
Goodwill Impairment	—	—	450,819	450,819
Streamlining Initiatives and Brand-Exiting Activities	13,686	42,693	135,613	191,992

Adjusted Operating Income (Loss)	$144,520	$117,787	$(2,696)	$259,611

% of Adjusted Net Sales	14.4%	9.4%	(0.1)%	5.9%